Exhibit 99

PRESS RELEASE

Scripps Networks Interactive reports third quarter results

For immediate release

October 29, 2008

CINCINNATI – Scripps Networks Interactive Inc. (NYSE: SNI) today reported third-quarter operating results, reflecting solid revenue growth at its lifestyle television networks and online comparison shopping services.

The company’s consolidated third-quarter net income was $57.3 million, or 35 cents a share, compared with $57.9 million, or 35 cents a share for the same period in 2007. For comparison purposes, third-quarter 2007 results include an estimate of Scripps Networks Interactive’s portion of The E. W. Scripps Company’s corporate expenses.

On July 1, Scripps Networks Interactive was spun off from E. W. Scripps as a separate publicly traded company. Charges related to the spin-off reduced net income by $9.2 million, or 6 cents a share, in the third quarter. (See Note 1 to results of operations for a description of the transition charges.)

Scripps Networks Interactive’s consolidated third-quarter revenue increased 8.9 percent to $375 million compared with $344 million during the same period a year ago.

Consolidated earnings for the three-month period ending Sept. 30 include operating results from the company’s Lifestyle Media segment, which includes HGTV, Food Network, DIY Network, Fine Living Network, Great American Country and a growing portfolio of related lifestyle brands that deliver content on the Internet and mobile media platforms, and its Interactive Services segment, which includes online comparison shopping brands Shopzilla and uSwitch.

Third-quarter revenue for the Lifestyle Media segment grew 7.8 percent year over year to $312 million. Segment profit increased 5.1 percent to $144 million. (See Note 2 to results of operations for a definition of segment profit.)

Lifestyle Media financial performance was favorably affected during the third quarter by increased television advertising sales, strong viewership trends and growth in overall affiliate fee revenue.

Revenue for the Interactive Services segment grew 14.7 percent to $62.6 million. Segment profit was $12.8 million compared with $8.7 million during the same period a year earlier.

The growth at Interactive Services is attributable to increased user traffic and higher referral fee revenue at Shopzilla, and an increase in energy switching activity during the period in the United Kingdom for uSwitch.

“Even in a challenging economic environment, Scripps Networks Interactive delivered a solid third quarter,” said Kenneth W. Lowe, chairman, president and chief executive officer. “The momentum we’ve created at our national lifestyle networks sustained our continued growth and it appears likely that it will carry us across the finish line for the full year, fulfilling the expectations we set 12 months ago.

“The company’s fundamentals were strong during the period with respectable ad sales growth and positive viewership trends.” Lowe said. “We continue to build our dominance in the food and shelter categories and engage audiences with original, quality television programming and online content.

“Prime-time viewership at Food Network was the highest in the network’s history during the quarter, with solid gains among younger viewers,” Lowe said. “DIY Network’s prime time audience reached all-time highs, and Fine Living viewership is growing nicely as we set the stage for the network becoming a Nielsen-rated service in January. We’re also seeing the benefits of improved HGTV affiliate sales agreements and growing household distribution for DIY and Fine Living.

“At Interactive Services, Shopzilla performed exceptionally well in its emerging European markets while holding the line in an increasingly difficult retail shopping environment in the United States. And at uSwitch, increased energy switching activity in the United Kingdom contributed to the positive results.”

Here are third-quarter results by segment:

Lifestyle Media

Lifestyle Media advertising revenue increased 5.4 percent to $236 million. Affiliate fee revenue was $69.9 million, up 15.6 percent.

Programming, marketing and other expenses increased 8.0 percent to $129 million. Employee costs were up 22 percent to $44.4 million. Expense growth during the period is attributable in part to an expansion of the company’s interactive content services and accelerated marketing and promotion spending at Food Network, DIY Network and Fine Living.

Lifestyle Media segment profit was $144 million, up 5.1 percent from $137 million in the prior-year period.

Operating revenue at HGTV was up 5.1 percent to $143 million. HGTV now reaches more than 97 million domestic subscribers compared with about 96 million at the end of the third quarter 2007.

Food Network operating revenue increased 8.8 percent to $113 million. Food Network reaches more than 97 million domestic subscribers, up from about 96 million at the end of the third quarter 2007.

Revenue at DIY Network was $16.0 million, up 28.3 percent. DIY can be seen in about 48 million households, up from about 47 million households a year ago.

Fine Living revenue increased 24.0 percent to $12.9 million. Fine Living reaches nearly 52 million households vs. 49 million households last year.

Revenue at Great American Country was $5.9 million vs. $6.1 million, year-over-year. Great American Country can be seen in about 54 million homes compared with about 51 million homes a year ago.

SN Digital revenue grew 7.4 percent to $19.1 million. SN Digital is the segment’s multi-platform programmer of interactive content in the home, food and quality living categories. SN Digital brands include HGTV.com, FoodNetwork.com, DIYNetwork.com, FineLiving.com, GACTV.com, Recipezaar.com, HGTVPro.com, FrontDoor.com and Ecologue.com.

Interactive Services

Interactive Services revenue was up 14.7 percent to $62.6 million for the third quarter compared with $54.6 million in the third quarter 2007. Both Shopzilla and uSwitch achieved double-digit revenue growth in the quarter.

Segment profit for Interactive Services was up 47.1 percent to $12.8 million compared with $8.7 million in the third quarter of 2007.

Guidance

The company currently anticipates that fourth quarter total revenue for Lifestyle Media will be up mid-single digits, year over year. Expenses are expected to be up mid- to high-single digits as the company continues to invest in its interactive content businesses and expand internationally.

Interactive Services, which includes Shopzilla and uSwitch, is expected to generate segment profit of about $16 to $18 million in the fourth quarter.

Fourth-quarter earnings per share from continuing operations, excluding transition-related charges, are expected to be between 50 to 52 cents. Excluding a non-cash impairment charge that was recorded for uSwitch, earnings per share from continuing operations during the fourth quarter of 2007 were 50 cents.

The company also provided its fourth-quarter forecast for other items as follows:

•	Corporate expenses: $10 to $12 million in the fourth quarter, excluding costs related to the spinoff.

•	Minority interest: $25 to $26 million.

•	Capital expenditures: About $30 million.

•	Tax rate: 33 to 34 percent.

Conference call

The senior management team at Scripps Networks Interactive will discuss the company’s third quarter results during a telephone conference call at 10 a.m. EDT today. Scripps Networks Interactive will offer a live audio webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com choose “Investor Relations,” and look for the “Upcoming Events” section.

To access the conference call by telephone, dial 1-800-762-7308 (U.S.) or 480-629-9025 (international) approximately 10 minutes before the start of the call. Callers will need the name of the call (“third quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12 p.m. EDT Oct. 29 until 11:59 p.m. EST Nov. 5. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 965371.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose “Investor Relations,” then follow the “Audio Archives” link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page 23 of its Form 10 information statement that was filed June 11, 2008, with the Securities and Exchange Commission, and on page F-15 of its most recent Form 10Q. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive Inc. is the leading developer of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes: Lifestyle Media, with popular lifestyle television and Internet brands HGTV, Food Network, DIY Network, Fine Living Network and country music network Great American Country (GAC); and Interactive Services, with leading online search and comparison shopping services, Shopzilla and uSwitch.

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Contact:

Mark Kroeger, Scripps Networks Interactive Inc.,513-824-3227

Email: mark.kroeger@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended September 30,			Nine months ended September 30,
	2008	2007	Change	2008	2007	Change
Operating revenues	$374,711	$343,965	8.9%	$1,179,117	$1,043,548	13.0%
Costs and expenses	(239,677)	(210,028)	14.1%	(709,432)	(638,324)	11.1%
Depreciation and amortization of intangible assets	(18,635)	(20,226)	(7.9)%	(54,602)	(64,744)	(15.7)%
Losses on disposal of PP&E		(368)		(835)	(632)	32.1%

Operating income	116,399	113,343	2.7%	414,248	339,848	21.9%
Interest expense	(1,569)	(8,810)	(82.2)%	(12,679)	(29,108)	(56.4)%

Equity in earnings of affiliates	5,418	3,613	50.0%	14,177	12,135	16.8%
Gains (losses) on repurchases of debt		928		(26,380)	1,245
Miscellaneous, net	917	573	60.0%		2,186

Income from continuing operations before income taxes and minority interest	121,165	109,647	10.5%	389,366	326,306	19.3%
Provision for income taxes	(44,517)	(34,216)	30.1%	(146,241)	(101,328)	44.3%

Income from continuing operations before minority interest	76,648	75,431	1.6%	243,125	224,978	8.1%
Minority interest	(19,321)	(17,974)	7.5%	(66,021)	(56,809)	16.2%

Income from continuing operations	57,327	57,457	(0.2)%	177,104	168,169	5.3%
Income from discontinued operations, net of tax		441			4,223

Net income	$57,327	$57,898	(1.0)%	$177,104	$172,392	2.7%

Net income per diluted share of common stock (1):
Income from continuing operations	$0.35	$0.35		$1.08	$1.03
Income from discontinued operations	0.00	0.00		0.00	0.03

Net income per diluted share of common stock	$0.35	$0.35		$1.08	$1.05

Weighted average diluted shares outstanding (1)	164,472	163,466		164,472	163,466

For comparison purposes, third quarter 2007 results include an estimate of Scripps Networks Interactive’s portion of The E.W. Scripps Company’s prior year corporate expenses. Such estimate may not be representative of costs we will incur as a stand-alone company.

(1)	For the quarter and year-to-date periods of 2007, diluted EPS was computed using the number of common shares outstanding on the spin-off-date.

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

Net income was affected by the following:

2008 – As a result of the distribution of Scripps Networks Interactive, Inc. (“SNI”) to the shareholders of The E. W. Scripps Company (“E. W. Scripps”), SNI employees holding share-based equity awards, including share options and restricted shares, have received modified awards in our Company’s stock. Under Financial Accounting Standard (“FAS”) 123(R), the adjustment to the outstanding share based equity awards is considered a modification and incremental share-based compensation expense is recognized to the extent that the fair value of the awards immediately prior to the modification is less than the fair value of the awards immediately after the modification. In the third quarter of 2008, we recorded a non-cash charge of $4.9 million related to the modification of these stock-based awards. Net income was reduced by $3.2 million, $.02 per share.

In connection with the separation of the Company from E. W. Scripps, our deferred tax balances were re-measured to reflect the enacted state tax rates we expect to apply as a stand-alone company. The re-measurement of our deferred tax liability balances resulted in a one-time charge to our tax provision in the third quarter of 2008 that reduced net income by $4.5 million, $.03 per share and increased our quarterly effective tax rate by 3.7 percent.

In the second quarter of 2008, E. W. Scripps redeemed their outstanding notes which were previously allocated to us in our combined financial statements. The associated loss on extinguishment from such redemption, which is not expected to be deductible for income tax purposes, has been allocated to us in our statement of operations resulting in a reduction to year-to-date net income of $26.4 million, $.16 per share.

2007 – Due to changes in a distribution agreement at our Shopzilla business, we wrote down intangible assets during the first quarter of 2007 to reflect that certain components of the contract were not continued. This resulted in a charge to amortization of $5.2 million that reduced year-to-date net income $3.3 million, $.02 per share.

Shopzilla also incurred $5.0 million related to a transition in leadership in the first quarter of 2007. Year-to-date net income was reduced $3.2 million, $.02 per share.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Lifestyle Media owns and operates five national television networks, Internet businesses and other electronic content services primarily in the United States. Lifestyle Media also includes a 7.25% interest in FOX-BRV Southern Sports Holdings, which comprises the Sports South and Fox Sports Net South regional television networks. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

Interactive Services includes our online comparison shopping services, Shopzilla and uSwitch. Shopzilla operates a product comparison shopping service that helps consumers find products offered for sale on the Web by online retailers. Shopzilla also operates BizRate, a Web-based consumer feedback network which collects millions of consumer reviews of stores and products each year. uSwitch operates an online comparison service that helps consumers compare prices and arrange for the purchase of a range of essential home services including gas, electricity, home phone, broadband providers and personal finance products, primarily in the United Kingdom.

Our chief operating decision maker (as defined by FAS 131, “Segment Reporting”) evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our results of operations is as follows:

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2008	2007	Change	2008	2007	Change
Segment operating revenues:
Lifestyle Media	$312,000	$289,376	7.8%	$972,059	$867,003	12.1%
Interactive Services	62,625	54,589	14.7%	206,972	176,545	17.2%
Corporate	86			86

Total operating revenues	$374,711	$343,965	8.9%	$1,179,117	$1,043,548	13.0%

Segment profit (loss):
Lifestyle Media	$144,393	$137,434	5.1%	$471,286	$430,014	9.6%
Interactive Services	12,783	8,665	47.5%	48,815	15,071
Corporate	(16,724)	(8,549)	95.6%	(36,239)	(27,726)	30.7%
Depreciation and amortization of intangibles	(18,635)	(20,226)	(7.9)%	(54,602)	(64,744)	(15.7)%
Losses on disposal of PP&E		(368)		(835)	(632)	32.1%
Interest expense	(1,569)	(8,810)	(82.2)%	(12,679)	(29,108)	(56.4)%
Gains (losses) on repurchases of debt		928		(26,380)	1,245
Miscellaneous, net	917	573	60.0%		2,186

Income from continuing operations before income taxes and minority interests	$121,165	$109,647	10.5%	$389,366	$326,306	19.3%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Depreciation:
Lifestyle Media	$5,917	$5,044	$17,931	$14,524
Interactive Services	6,904	5,399	19,766	14,219
Corporate	62	222	169	682

Total depreciation	$12,883	$10,665	$37,866	$29,425

Amortization of intangibles:
Lifestyle Media	$1,079	$824	$2,709	$2,445
Interactive Services	4,673	8,737	14,027	32,874

Total amortization of intangibles	$5,752	$9,561	$16,736	$35,319

Losses on disposal of PP&E
Lifestyle Media		$1	$764	$69
Interactive Services		356		552
Corporate		11	71	11

Losses on disposal of PP&E		$368	$835	$632

3. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time in our national television networks’ programming, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites (SN Digital).

Supplemental information for Lifestyle Media is as follows:

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2008	2007	Change	2008	2007	Change
Operating revenues by brand:

HGTV	$143,391	$136,397	5.1%	$447,738	$406,775	10.1%
Food Network	112,874	103,755	8.8%	358,359	314,972	13.8%
DIY	16,006	12,478	28.3%	47,338	35,888	31.9%
Fine Living	12,873	10,385	24.0%	39,637	31,976	24.0%
GAC	5,890	6,085	(3.2)%	18,088	18,363	(1.5)%
SN Digital	19,137	17,812	7.4%	56,846	53,098	7.1%
Other/intersegment eliminations	1,829	2,464		4,053	5,931

Operating revenues by type:

Advertising	$235,523	$223,401	5.4%	$742,270	$673,678	10.2%
Affiliate fees, net	69,877	60,427	15.6%	206,991	176,951	17.0%
Other	6,600	5,548	19.0%	22,798	16,374	39.2%

Subscribers (1):

HGTV				97,400	95,800	1.7%
Food Network				97,500	95,600	2.0%
DIY				48,300	47,700	1.3%
Fine Living				51,800	49,600	4.4%
GAC				54,000	50,700	6.5%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of Fine Living which is not yet rated by Nielsen and represent comparable amounts estimated by us.